PGSVAMUTUAL FUND SERVICES AGREEMENT

Transfer Agency Services

between

AMERICAN PENSION INVESTORS TRUST

and

ULTIMUS ASSET SERVICES, LLC

June 5, 2012;

Amended and Restated             , 2016

Exhibit A Portfolio Listing

Exhibit B – General Description of Transfer Agency Services

Exhibit C – General Description of the UAS AML Program Services

Exhibit D – Fees and Expenses

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MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of June 5, 2012, amended and restated as of             , 2016, between the American Pension Investors Trust, a Massachusetts business trust (the “Fund”), and Ultimus Asset Services, LLC, an Ohio limited liability company (formerly Huntington Asset Services, Inc., a Delaware corporation) (“UAS”).

WITNESSTH:

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Fund wishes to retain UAS to provide certain transfer agent services with respect to the Fund, and UAS is willing to furnish such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment. The Fund hereby appoints UAS to provide transfer agent services for the Fund, subject to the supervision of the Board of Trustees of the Fund (the “Board”), for the period and on the terms set forth in this Agreement. UAS accepts such appointment and agrees to furnish the services herein set forth in return for the compensation as provided in Section 6 and Exhibit D to this Agreement. The Fund will initially consist of the portfolios, funds and/or classes of shares (each a “Portfolio”; collectively the “Portfolios”) listed on Exhibit A. The Fund shall notify UAS in writing of each additional Portfolio established by the Fund. Each new Portfolio shall be subject to the provisions of this Agreement, except to the extent that the provisions (including those relating to the compensation and expenses payable by the Fund and its Portfolios) may be modified with respect to each new Portfolio in writing by the Fund and UAS at the time of the addition of the new Portfolio.

Section 2. Representations and Warranties of UAS. UAS represents and warrants to the Fund that:

(a) UAS is a limited liability company duly organized and existing under the laws of the State of Ohio;

(b) UAS is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken by UAS to authorize UAS to enter into and perform this Agreement;

(c) UAS has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d) no legal or administrative proceedings have been instituted or threatened against UAS that would impair its ability to perform its duties and obligations under this Agreement; and

(e) UAS’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of UAS or any law or regulation applicable to UAS.

Section 3. Representations and Warranties of the Fund. The Fund represents and warrants to UAS that:

(a) the Fund is a business trust duly organized and existing under the laws of the State of Massachusetts;

(b) the Fund is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement, and the Fund and its Board have taken all requisite proceedings and actions to authorize the Fund to enter into and perform this Agreement;

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(c) the Fund is an investment company properly registered under the 1940 Act; a registration statement under the Securities Act of 1933, as amended (“1933 Act”), and the 1940 Act on Form N-lA has been filed and will be effective and will remain effective during the term of this Agreement, and all necessary filings under the laws of the states will have been made and will be current during the term of this Agreement;

(d) no legal or administrative proceedings have been instituted or threatened against the Fund that would impair its ability to perform its duties and obligations under this Agreement; and

(e) the Fund’s entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Fund or any law or regulation applicable to it.

Section 4. Delivery of Documents and Other Materials.

(a) The Fund will promptly furnish to UAS such copies, properly certified or authenticated, of contracts, documents and other related information that UAS may request or require to properly discharge its duties. Such documents may include, but are not limited to, the following:

(i) resolutions of the Board authorizing the appointment of UAS to provide certain transfer agency services to the Fund and approving this Agreement;

(ii) the Fund’s Declaration of Trust;

(iii) the Fund’s By-Laws, anti-money laundering policies;

(iv) the Fund’s Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission (“SEC”);

(v) the Fund’s registration statement including exhibits, as amended, on Form N-1A (the “Registration Statement”) under the 1933 Act and the 1940 Act, as filed with the SEC;

(vi) copies of the Management Agreement between the Fund and its investment advisor (the “Advisory Agreement”), and copies of the advisor’s errors and omissions and directors’ and officers’ insurance policies;

(vii) opinions of counsel and auditors reports;

(viii) the Fund’s Prospectus and Statement of Additional Information relating to all Portfolios and all amendments and supplements thereto (such Prospectus and Statement of Additional Information and supplements thereto, as presently in effect and as from time to time hereafter amended and supplemented, herein called the “Prospectuses”); and

(ix) such other agreements as the Fund may enter into from time to time including securities lending agreements, futures and commodities account agreements, brokerage agreements and options agreements, and the Fund’s errors and omissions and directors’ and officers’ insurance policies.

(b) The Fund shall cause to be turned over to UAS copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Portfolios and matters for which UAS is responsible hereunder, together with such other records relating to such Portfolios and matters as may be helpful or necessary to UAS’s delivery of services hereunder, including copies of litigation, regulatory inquiries or investigations, or other litigation involving the Fund during the three years preceding the date of this Agreement. Such records and documentation shall be in electronic format to the extent practicable. The Fund also shall cause to be delivered to UAS reconciliations (as of the date UAS begins providing services hereunder) of the Fund’s outstanding shares, securities and cash held by the Fund, checking accounts, outstanding redemption checks and related accounts, tax payments and backup withholding accounts, and any other demand deposit accounts or other property held or owned by the Fund. The parties acknowledge that UAS will rely on these reconciliations (and other balances provided by UAS’s predecessor) as opening balances for the performance of its services.

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Section 5. Services Provided by UAS.

(a) UAS will provide the following services subject to the direction and supervision of the Fund’s Board, and in compliance with the objectives, policies and limitations set forth in the Fund’s Registration Statement, Declaration of Trust and By-Laws; applicable laws and regulations; and all resolutions and policies implemented by the Board, and further subject to UAS’s policies and procedures as in effect from time to time:

(i) Transfer Agency Services, as described on Exhibit B to this Agreement. In connection with such services, UAS is hereby granted such power and authority as may be necessary to establish one or more bank accounts for the Fund as may be necessary or appropriate from time to time in connection with the services performed by UAS. The Fund shall be deemed to be the customer of such bank or banks for purposes of this Agreement. To the extent that the performance of such service hereunder shall require UAS to disburse amounts from such accounts in payment of dividends, redemption proceeds or for other purposes, the Fund shall provide such bank or banks with all instructions and authorizations necessary, if any, for UAS to effect such disbursements. The Fund shall cause any predecessor banks to provide UAS with such records as may be helpful or necessary in connection with the services provided by UAS under this Agreement.

(ii) UAS AML Program Services, as described on Exhibit C to this Agreement. UAS formulates, maintains and uniformly administers policies and procedures (as amended from time to time, the “UAS AML Program”) that are reasonably designed to ensure compliance with the USA Patriot Act of 2002, the Bank Secrecy Act of 1970, the Customer Identification Program rules jointly adopted by the SEC and U.S. Treasury Department, and other applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”). UAS has provided the Fund with a copy of the UAS AML Program documents, and will provide the Fund with all amendments thereto. The Fund hereby delegates to UAS its obligation to identify and verify its customers and its obligations to perform those anti-money laundering and other services set forth in Exhibit C to this Agreement, in each case with regard to those shareholder accounts maintained by UAS pursuant to this Agreement. UAS accepts the foregoing delegation and agrees to perform the duties set forth on Exhibit C in accordance with the UAS AML Program. The Fund acknowledges and agrees that, notwithstanding such delegation, the Fund maintains full responsibility for ensuring its compliance with Applicable AML Laws and, therefore, must monitor the operation and effectiveness of the UAS AML Program.

(iii) Dividend Disbursing. UAS will serve as the Fund’s dividend disbursing agent. UAS will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Fund will advise UAS in advance of the declaration of any dividend or distribution and the record and payable date thereof. UAS will, on or before the payment date of any such dividend or distribution, notify the Fund’s Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund will instruct its Custodian to make available to UAS sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account and/or certificates delivered where requested. A shareholder not receiving certificates will receive a confirmation from UAS indicating the number of shares credited to his/her account.

(b) UAS will also:

(i) provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of UAS or a corporate affiliate of UAS);

(ii) provide or otherwise obtain personnel sufficient, in UAS’s sole discretion, for provision of the services contemplated herein;

(iii) furnish equipment and other materials, which UAS, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

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(iv) keep records relating to the services provided hereunder in such form and manner as set forth on (or required by policies described in) Exhibits B and C and as UAS, in its sole discretion, may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, UAS agrees that all such records prepared or maintained by UAS relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund’s expense, and made available to the SEC for inspection in accordance with such Section and rules. Subject to the provisions of Section 9 hereof, UAS further agrees to surrender promptly to the Fund upon its request those records and documents created and maintained by UAS pursuant to this Agreement.

Section 6. Fees: Expenses: Expense Reimbursement.

(a) As compensation for the services rendered to the Fund pursuant to this Agreement the Fund shall pay UAS on a monthly basis those fees determined as set forth on Exhibit D to this Agreement. The fees set forth on Exhibit D may be adjusted from time to time by agreement of the parties. Upon any termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be equal to the fee normally due for the full monthly period and shall be payable, without setoff, upon the date of termination of this Agreement.

(b) For the purpose of determining fees calculated as a function of a Portfolio’s net assets, the value of the Portfolio’s net assets shall be computed as required by the Prospectus, generally accepted accounting principles and resolutions of the Board.

(c) UAS will from time to time employ or associate with such person or persons as may be appropriate to assist UAS in the performance of this Agreement. Except as otherwise expressly provided in this Agreement, the compensation of such person or persons for such employment shall be paid by UAS and no obligation will be incurred by or on behalf of the Fund in such respect. If any such person or persons are employed or designated as officers by both UAS and the Fund, UAS shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of UAS performing UAS’s obligations under this Agreement, and the Fund shall be responsible for the compensation of such person (including travel and other expenses) in their capacity as an employee or officer of the Fund. If UAS gives permission to one or more of its employees or officers to act as an employee, officer or other agent of the Fund, UAS shall not be responsible for any action or omission of any such person(s) while such person is rendering or deemed to be rendering services to the Fund or acting on business of the Fund except to the extent that such person is performing UAS’s obligations under this Agreement.

(d) UAS will bear all of its own expenses incurred by reason of its performance of the services required under this Agreement, except as otherwise expressly provided in this Agreement. The Fund agrees to promptly reimburse UAS for any equipment and supplies specially ordered by or for the Fund through UAS and for any other expenses not contemplated by this Agreement that UAS may incur on the Fund’s behalf, at the Fund’s request or as consented to by the Fund. Such other expenses to be incurred in the operation of the Fund and to be borne by the Fund, include, but are not limited to: taxes; interest; brokerage fees and commissions; salaries and fees of officers and directors who are not officers, directors, shareholders or employees of UAS or UAS’s affiliates; SEC and state Blue Sky registration and qualification fees, levies, fines and other charges; advisory fees; charges and expenses of custodians; insurance premiums including fidelity bond premiums, errors and omissions and directors and officers premiums; auditing and legal expenses; any fund accounting and administration related expenses; costs of maintenance of corporate existence; expenses of typesetting and printing of prospectuses and for distribution to current shareholders of the Fund; expenses of printing and production costs of shareholders’ reports and proxy statements and materials; costs and expenses of Fund stationery and forms; costs and expenses of special telephone and data lines and devices; costs associated with corporate, shareholder and Board meetings; and any extraordinary expenses and other customary Fund expenses.

(e) The Fund may request additional services, additional processing or special reports. Additional services, including third party services, generally will be charged at UAS’s standard rates or at such other rate as agreed by the parties. The parties acknowledge that the Fund is under no obligation to avail itself of third party services through UAS, and is free to choose its own service provider, so long as such choice does not cause additional work on UAS’s part.

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(f) All fees, out-of-pocket expenses or additional charges of UAS shall be billed on a monthly basis and shall be due and payable upon receipt of the invoice. No fees, out-of-pocket expenses or other charges set forth in this Agreement shall be subject to setoff.

UAS will render, after the close of each month in which services have been furnished, a statement reflecting the charges for such month. Charges remaining unpaid after thirty (30) days shall bear interest at the rate of 1.5% per month (including specific amounts which are contested in good faith by the Fund as provided in the next paragraph, unless such amounts prove not to be payable), and all costs and expenses of effecting collection of any such charges and interest, including reasonable attorney’s fees, shall be paid by the Fund to UAS.

In the event that the Fund is more than sixty (60) days delinquent in its payments of monthly billings in connection with this Agreement (with the exception of specific amounts which are contested in good faith by the Fund as provided below), this Agreement may be terminated upon thirty (30) days’ written notice to the Fund by UAS. The Fund must notify UAS in writing of any contested amounts within forty-five (45) days of receipt of a billing for such amounts, and the notice shall contain a description of the grounds for the objection sufficient to permit an investigation and determination of its accuracy. Amounts contested in good faith in writing within such 45-day period are not due and payable while they are being investigated; uncontested amounts remain due and payable.

Section 7. Proprietary and Confidential Information. UAS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund, all records and other information relative to the Fund’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of UAS’s responsibilities, rights and duties hereunder. UAS may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Fund and obtaining approval in writing from the Fund, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of UAS’s responsibilities, duties and rights hereunder, when UAS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service levies, subpoenas and similar actions, and with respect to any request by the Fund.

Section 8. Duties, Responsibilities and Limitations of Liability.

(a) The parties agree that this Agreement is a contract for services, and UAS accepts the duties imposed upon it by this Agreement. UAS shall be liable to the Fund in accordance with the laws of the State of Indiana for any breach by UAS of the duties imposed upon it by this Agreement.

(b) Neither UAS nor any of its officers, directors, partners, employees, shareholders or agents (collectively, the “UAS Parties”) shall have any duty to the Fund to discover or attempt to discover any error or mistake (including any continuing error) that occurred or began prior to the date UAS commences performing services hereunder, and UAS is entitled to rely upon, assume the accuracy of, and maintain, continue and carry forward the classifications, conventions, treatments, entries, balances, practices and all other work product and other data of its predecessor service providers; provided, however, that UAS shall promptly notify the Fund of any errors of its predecessors that it discovers, and the Fund and UAS shall at that time determine how to proceed. UAS shall be entitled to receive, and the Fund shall cause it to receive, the work product of its predecessor service providers.

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(c) In performing its services hereunder, UAS shall be entitled to rely on any oral or written instructions, advice, notices or other communications, information, records and documents (collectively, “Fund Information”) from the Fund, its custodian, officers and directors, investors, brokers, investment advisors, agents, legal counsel, auditor and other service providers, including predecessor service providers (excluding in each case, the UAS Parties) (the Fund, collectively with such persons other than the UAS Parties, “Fund Representatives”), which UAS reasonably believes to be genuine, valid and authorized. UAS also shall be entitled to consult with and rely on the advice and opinions of the Fund’s auditor and of outside legal counsel retained by the Fund, as may be reasonably necessary or appropriate in UAS’s sole judgment, as well as other Fund Representatives, in each case at the expense of the Fund. For all purposes of this Agreement, any person who is an officer, director, partner, employee or agent of a UAS Party, and who is also an officer, director, partner, employee or agent of the Fund, shall be deemed when rendering services to the Fund or acting on any business of the Fund (other than under this Agreement) to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of the Fund, and shall be deemed when rendering services in fulfillment of UAS’s duties hereunder to be acting solely in such person’s capacity as an officer, director, partner, employee or agent of UAS.

(d) Notwithstanding any other provision of this Agreement, the Fund agrees to defend, indemnify and hold UAS and the other UAS Parties harmless from all demands, claims, causes or other actions or proceedings of any nature or kind whatsoever (collectively, “Claims”), expenses, liabilities, debts, costs, losses, reasonable attorneys’ fees and expenses, payments, and damages of every nature or kind whatsoever (collectively, “Damages”) arising directly or indirectly out of or in connection with:

(i) the reasonable reliance on or use by the UAS Parties of Fund Information which is furnished to any of the UAS Parties by or on behalf of any of the Fund Representatives, including the reasonable reliance by UAS upon the historical accounting records and other records of the Fund;

(ii) any delays, inaccuracies, errors or omissions in or arising out of or attributable to Fund Information which is furnished to any of the UAS Parties by or on behalf of any of the Fund Representatives or to the untimely provision to UAS of such Fund Information;

(iii) the taping or other form of recording of telephone conversations or other forms of electronic communications with investment advisors, brokers, investors and shareholders, or reliance by UAS on telephone or other electronic instructions of any person acting on behalf of a shareholder or shareholder account for which telephone or other electronic services have been authorized;

(iv) the reliance on or the carrying out by UAS or its officers or agents of any instructions reasonably believed to be duly authorized, or requests of the Fund, or recognition by UAS of any share certificates that are reasonably believed to bear the proper signatures of the officers of the Fund and the proper countersignature of any transfer agent or registrar of the Fund;

(v) any delays, inaccuracy, errors or omissions in or arising out of or attributable to data or information provided to UAS by data or any other third party services, including but not limited to escheatment and lost account services, and/or the selection of any service provider, regardless of whether the Fund hires such services itself or instead chooses to utilize the service through UAS;

(vi) the offer or sale of shares by the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state or other instrumentality, or in violation of any stop order or other determination or ruling by any federal agency or any state agency with respect to the offer or sale of such shares in such state or instrumentality (1) resulting from activities, actions or omissions by Fund Representatives, or (2) existing or arising out of activities, actions or omissions by or on behalf of the Fund Representatives prior to the earlier of (x) the effective date of this Agreement and (y) the effective date of an agreement between the parties hereto with respect to the subject matter hereof that was in effect prior to the effective date of this Agreement;

(vii) the noncompliance by the Fund, its investment advisor(s) and/or its distributor with applicable securities, tax, commodities and other laws, rules and regulations;

(viii) any Claim asserted by any current or former shareholder of the Fund, or on such shareholder’s behalf or derivatively by any representative, estate, heir or legatee, agent or other person, in connection with the holding, purchase or sale of shares of the Fund; and

(ix) with the exception of any Claim for breach of contract arising out of this Agreement, any Claim taken by or on behalf of the Fund against any of the UAS Parties that arises directly or indirectly in connection with this Agreement, or directly or indirectly out of a UAS Party’s actions (or failure to act) in connection with this Agreement.

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(e) In any case in which the Fund may be asked to indemnify or hold any UAS Party harmless, the UAS Party will notify the Fund promptly after identifying any circumstance that it believes presents or appears likely to present a demand for indemnification against the Fund and shall keep the Fund advised with respect to all material developments concerning such Claim; provided, however, that the failure to do so shall not prevent recovery by the UAS Party unless such failure causes actual material harm to the Fund. For so long as indemnification payments due under this subparagraph are made to the UAS Party when due, the UAS Party will not confess, compromise or settle any Claim as to which the Fund Party will be asked to provide indemnification, except with the Fund’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that the UAS Party shall be entitled to confess, compromise or settle any such Claim in connection with which indemnification payments due under this subparagraph have not been made to such UAS Party when due. Any payments under this subparagraph shall be due thirty (30) days after presentment of substantiation that payment is due from the UAS Party on the item of indemnified Damage (including attorney’s fees), and shall bear interest at the rate of 1.5% per month from the due date, plus all costs and expenses of effecting collection of any such payment and interest, including reasonable attorney’s fees.

(f) Each of the UAS Parties, on the one hand, and the Fund, on the other hand, shall have the duty to mitigate Damages for which the other party may become responsible at law and/or in connection with this Agreement. This duty shall include giving such other party every reasonable opportunity to correct or ameliorate any error or other circumstance that caused, resulted in or increased such Damages, and every reasonable opportunity to assist in such mitigation. The parties acknowledge that the proper accounting, tax or other treatment of an event or matter can be susceptible to differing opinions among reputable practitioners of appropriate expertise, both as to events and transactions that are complete and as to the most efficient remediation of events and transactions that have resulted or may result in Damages. It is the intention of the parties that events and transactions be treated and reported in a legitimate manner that gives rise to the smallest amount of Damages, and that any remediation or corrective action selected be that which gives rise to the smallest amount of Damages. Accordingly and notwithstanding any other provision of this Agreement, as to any matter where any portion of Damages arises in connection with (or is determined by reference to, or caused or increased by) the accounting or tax treatment of such matter, no recovery for any amount of Damages in connection with such matter shall be had by any party to (or beneficiary of) this Agreement if an alternative characterization, manner of treatment, reporting or remediation of such item or amount (that tends to mitigate such Damages) is or was possible and such alternative is or was, in the written opinion of any reputable practitioner of appropriate expertise, more likely than not a proper alternative (such opinion to be rendered in customary form, subject to customary assumptions and representations); provided however, that the provisions of this sentence shall not apply and recovery of such Damages will not be precluded if and only if (i) the person seeking or who may have sought to recover Damages (the “Damaged Party”) provided the party against whom recovery is or may have been sought (the “Potentially Responsible Party”) written notice bearing the bold heading “Notice of Potential Claim for Damages,” identifying this Agreement, and describing the nature of the potential Claim and the subject matter of the required opinion, (ii) such notice is sent by certified mail and actually delivered to the Potentially Responsible Party within fourteen (14) days after the Damaged Party first discovers the alleged error, (iii) the Damaged Party fully and promptly cooperates in the attempts of the Potentially Responsible Party to obtain such an opinion, and (iv) no such opinion is obtained within sixty (60) days after delivery of such notice; and provided further, if such an opinion is obtained on or before the end of the 60-day period described above, recoverable Damages shall be limited to those that would be recoverable if such alternative characterization, manner of treatment, reporting or remediation were implemented. If an opinion described in the preceding sentence is obtained by the Potentially Responsible Party, the Damaged Party shall bear the cost of such opinion.

(g) Except for remedies that cannot be waived as a matter of law and injunctive relief, the remedies provided in this Section 8 shall be the Fund’s sole and exclusive remedies for Claims and Damages that arise directly or indirectly in connection with this Agreement, or directly or indirectly out of a UAS Party’s actions (or failure to act) in connection with this Agreement. UAS shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

(h) UAS agrees to defend, indemnify and hold the Fund harmless from all Claims and Demands for which it is responsible and liable to the Fund as contemplated by this Section 8.

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(i) In as case in which UAS may be asked to indemnify and hold the Fund harmless, the Fund will notify UAS promptly after identifying any circumstance that it believes presents or appears likely to present a demand for indemnification against the Fund and shall keep UAS advised with respect to all material developments concerning such Claim; provided, however, that the failure to do so shall not prevent recovery by the Fund unless such failures causes actual material harm to UAS. For so long as indemnification payments due under this subparagraph are made to the Fund when due, the Fund will not confess, compromise or settle any Claim as to which UAS will be asked to provide indemnification, except with UAS’ prior written consent, which consent shall not be unreasonably withheld; provided, however, that the Fund shall be entitled to confess, compromise or settle any such Claim in connection with which indemnification payments due under this subparagraph have not been made to such Fund when due. Any payments under this subparagraph shall be due thirty (30) days after presentment of substantiation that payment is due from UAS on the item of indemnified Damage (including attorney’s fees), and shall bear interest at a rate of 1.5% per month from the due date, plus all costs and expenses of effecting collection of any such payment and interest, including reasonable attorney’s fees.

Section 9. Term. This Agreement shall become effective on the date first herein above written, and shall continue in effect for a term of 2 years, unless terminated by UAS as set forth in Section 6(f), (b) by the Fund upon a Board-mandated liquidation of a Fund in which event termination will be upon no less than 30 days’ prior written notice, or (c) by either party for “cause”, as described below. This Agreement will automatically renew for additional 1 year terms (“Rollover Periods”), unless terminated by either party upon written notice given at least 90 days prior to the expiration of the then current term. The fees set forth in Exhibit C shall remain in effect during the term of this Agreement, unless modified in writing by mutual agreement of the parties. Such fees shall be with respect to the services described herein only, and any additional services to be provided by UAS, either as a result of new regulations or requirements, or at the request of the Fund, will be subject to additional fees, as set forth in Section 6(e) of this Agreement. UAS reserves the right to modify the fees payable by the Fund under this Agreement for any Rollover Period by providing to the Fund a revised Exhibit C at least 120 days prior to the expiration of the then current term. Such revised Exhibit C shall be effective at the beginning of the subsequent Rollover Period of the Agreement, and shall remain in effect during such Rollover Period, unless modified as described above.

This Agreement may be terminated without penalty during the Initial Term or any Rollover Period by either Party for “cause” (as defined below) upon the provision of 60 days’ advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean:

(i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party;

(ii) an act or omission of a party to this Agreement involving gross negligence, willful malfeasance or intentional wrongdoing;

(iii) a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;

(iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

(v) an action taken against UAS by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act directly impacts UAS’s ability to service the Funds pursuant to this agreement; or

(vi) an action taken against the Trust or Funds by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act impacts UAS’s ability to service the Trust or other UAS customers.

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Except as set forth in this Section 9, no other event (including any purported or actual breach) shall result in termination of this Agreement, and the date of termination shall be the last day of the current term or Rollover Period that expires following appropriate notice. On the date of termination the Fund shall pay to UAS all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the current term or Rollover Period that expires following appropriate notice. In the event the Fund ceases operations prior to the termination date, or in the event that UAS, at the request of the Fund, ceases providing services to a the Fund prior to the termination date, the fees due at termination with respect to the Fund shall be computed based on the average monthly fee paid by the Fund during the six month period prior to the termination date; notwithstanding the foregoing, the Fund shall be obligated to pay fees for the remaining portion of the then applicable term. UAS shall cease providing services to the Fund upon the date of termination, except as otherwise provided in this Section 9.

On the date of termination the Fund, on behalf of the Fund, agrees to pay, in addition to the amounts described above, reasonable fees and expenses incurred by UAS in converting the Fund to a new service provider or terminating the Fund. Such fees shall include compensation for time spent by personnel of UAS, and shall include but not be limited to, retrieving, compiling, and moving books, records and materials to the Fund or the successor Fund service provider, conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, the closing of UAS’s records (and/or providing services related to the Fund’s liquidation or other transaction), and other services related to termination of UAS’s services. One half of the amount of such fees shall be due upon notice termination. Payment of the remainder shall be due simultaneous with the transfer of all Fund Information to the Fund or to the successor Fund service provider(s). Such termination/conversion fees and expenses shall not be subject to any setoffs of any nature and shall be mutually agreed upon in writing before UAS commences its termination/conversion services.

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff (excluding only those amounts not then due and payable under Section 6(f); provided, however, that the termination/conversion fees described in this Section 9 shall be paid without setoff notwithstanding any dispute), UAS agrees to provide the Fund with the complete fund accounting records in its possession and to assist the Fund in the orderly transfer of the Fund’s accounts and records. Without limiting the generality of the foregoing, subject to the preceding sentence, UAS agrees upon termination of this Agreement:

(a) to deliver to the Fund or the Fund’s successor Fund service provider(s), computer media containing the Fund’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

(b) to reasonably cooperate with the successor Fund service provider(s) in the interpretation of the Fund’s account and records;

(c) to forward all shareholder calls, mail and correspondence to the new Fund service provider(s) upon de-conversion; and

(d) to act in good faith to make the conversion or termination as smooth as possible for the successor Fund service provider(s) and the Fund.

Section 10. Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(a)	If to the Fund, to:

American Pension Investors Trust

c/o Yorktown Management and Research Company, Inc.

2303 Yorktown Avenue

Lynchburg, Virginia 24501

Attention: President

Ultimus Asset Services, LLC	6/5/12	American Pension Investors Trust - 10

(b)	If to UAS, to:

Ultimus Asset Services, LLC

225 Pictoria Drive

Suite 450

Cincinnati, Ohio 45246

Attention: President

Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 10. Assignment; Nonsolicitation; and Other Contracts. This Agreement may not be assigned or otherwise transferred by either party hereto, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that UAS may, in its sole discretion and upon notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary. UAS may, in its sole discretion, engage subcontractors to perform any of its duties contained in this Agreement, provided that UAS shall remain responsible to the Fund for all such delegated duties in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if UAS were providing such services itself. During the term of this Agreement and for a period of one (1) year following the termination of this Agreement, the Fund shall not, and shall not cause suffer or permit any affiliate, to recruit, solicit, employ or engage, for the Fund or others, any UAS Party, without UAS’s written consent. The Fund shall not require or expect UAS to enter into any agreements for the Fund’s direct or indirect benefit, including any sales, servicing or other similar agreements, that expose UAS to any liability that is greater than the liability it is undertaking in this Agreement.

Section 11. Intended Beneficiaries. This Agreement shall be binding upon the Fund, UAS and their respective successors and assigns, and shall inure to the benefit of the Fund, UAS, the UAS Parties, their respective heirs, successors and assigns. Nothing herein expressed or implied is intended to confer upon any person not named or described in the preceding sentence any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 12. Arbitration. Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes. The arbitration panel shall consist of three arbitrators selected from list(s) of candidates provided by the American Arbitration Association. One party to the dispute shall be entitled to appoint one arbitrator and the other party to the dispute shall be entitled to appoint one arbitrator. The third arbitrator, who shall be an attorney in good standing who is licensed to practice law in the State of Indiana and devotes more than one-half of his or her professional time to the practice of commercial law in the area of contracts and/or commercial transactions, shall be chosen by the two arbitrators so appointed. If any party fails to appoint its arbitrator or to notify the other party of such appointment within thirty (30) days after the institution of arbitration proceedings, such other party may request the President of the American Arbitration Association to appoint such arbitrator on behalf of the party who so failed. If the two arbitrators appointed by (or on behalf of) the parties fail to appoint such third arbitrator, or fail to notify the parties to such proceedings of such appointment, within thirty (30) days after the appointment of the later of such two arbitrators to be appointed by (or on behalf of) the parties, any party may request such President to appoint such third arbitrator. The President of the American Arbitration Association shall appoint such arbitrator or such third arbitrator, as the case may be, within thirty (30) days after the making of such request. The parties hereby agree that judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The parties acknowledge and agree that the performance of the obligations under this Agreement necessitates the use of instrumentalities of interstate commerce and, notwithstanding other general choice of law provisions in this Agreement, the parties agree that the Federal Arbitration Act shall govern and control with respect to the provisions of this Section 13.

Section 13. Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

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Section 15. Force Majeure. UAS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party or any similar cause beyond the reasonable control of UAS, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Fund the right to terminate this Agreement.

Section 16. Use of Name. The Fund and UAS agree not to use the other’s name nor the names of such other’s affiliates, designees, or assignees in any prospectus, sales literature, or other printed material written in a manner not previously, expressly approved in writing by the other or such other’s affiliates, designees, or assignees except where required by the SEC or any state agency responsible for securities regulation.

Section 17. Amendments. This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 18. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law to any person or circumstance, such provision shall be ineffective only to the extent of such prohibition or invalidity. In the event that any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect or to any extent, the validity, legality or enforceability of the remaining provisions of this Agreement and any other application of such invalid provision shall not in any way be affected or impaired thereby.

Section 19. Headings; Pronouns; Certain Phrases; Rules of Construction. The headings in the sections and subsections of this Agreement are inserted for convenience only and in no way alter, amend, modify, limit or restrict the contractual obligations of the parties. Wherever used in this Agreement, masculine, feminine and neuter pronouns shall be deemed to include the other genders. Singular pronouns and nouns (including defined terms) shall be deemed to include the plural (and vice versa) as the context may require, but shall have no effect upon the nature of a party’s liability as joint or several. The Exhibits to this Agreement are hereby incorporated by reference as if fully set forth in this Agreement. Wherever used in this Agreement, the phrase “in connection with” shall be given the broadest possible interpretation, and shall include matters (without limitation) that are in whole or part caused by, relate to, arise out of, are attributable to, or would not have occurred in the absence of circumstances created by, the referent or object of such phrase. Each party acknowledges that it was represented by legal counsel in connection with the review and execution of this Agreement, or that it had an adequate opportunity to engage counsel for such review and chose not to do so. The sole duties that UAS is accepting in return for the fees and other remuneration hereunder are expressly set forth herein. No exoneration of liability for a duty or other indemnification or limitation shall be construed, by negative implication or otherwise, to imply the existence of any duty. For example and without limitation, indemnification of UAS for a failure of an investment advisor to timely deliver trade tickets (or failure of any other third party to timely deliver accurate Fund Information) shall not be construed to imply that UAS has a duty to supervise such service provider or prevent a recurrence of such failure.

Section 20. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21. Entire Agreement; Survival; Governing Law. This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof; provided, however, that if an agreement between the parties hereto with respect to the subject matter hereof was in effect immediately prior to the effective date of this Agreement (the “Predecessor Agreement”), then the provisions contained in Section 8 of the Predecessor Agreement (relating to indemnification and other risk allocation matters) shall, in respect of all periods prior to the effective date of this Agreement (“Prior Periods”), survive and remain in effect to the same extent and in the same manner as such provisions would have applied in respect of Prior Periods had the Predecessor Agreement not been superseded by this Agreement. The provisions of Sections 6 through 21, inclusive, shall survive any termination of this Agreement. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Ohio, without reference to conflict of law principles.

Ultimus Asset Services, LLC	6/5/12	American Pension Investors Trust - 12

Section 22. Liability of Trustees, Officers, Etc. A copy of the Agreement and Declaration of the Trust is on file with the Secretary of the Commonwealth of Massachusetts and notice is hereby given that this Agreement is executed on behalf of the Board of Trustees of the Trust and not individually, and that the obligations of this Agreement are not binding upon any of the Trustees, Officers or shareholders individually, but are binding only upon the assets and property of the Trust, and UAS shall look only to the assets of the Trust for the satisfaction of such obligations.

[Signature Page Follows]

Ultimus Asset Services, LLC	6/5/12	American Pension Investors Trust - 13

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

AMERICAN PENSION INVESTORS TRUST

By:	Date

Print Name:

Title:

Attest:

ULTIMUS ASSET SERVICES, LLC

By:	Date

Print Name:

Title:

Ultimus Asset Services, LLC	6/5/12	American Pension Investors Trust - 14

EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

API Efficient Frontier Growth Fund

API Efficient Frontier Capital Income Fund

API Efficient Frontier Core Income Fund

API Efficient Frontier Income Fund

API Efficient Frontier Value Fund

API Master Allocation Fund

Yorktown Small-Cap Fund

Yorktown Mid-Cap Fund

Federated Prime Cash Obligations Fund

Ultimus Asset Services, LLC	6/5/12	American Pension Investors Trust - 15

EXHIBIT B

to

Mutual Fund Services Agreement

General Description of Transfer Agency Services

The following is a general description of the accounting services UAS shall provide or make available to the fund:

I.	General Description

A.	Systems: Utilizing PowerAgent by Envision Financial Systems, Windows NT Servers and Microsoft SQL Databases, we offer a robust yet open architecture for shareholder data.

B.	Interactive Voice Response: Provides funds with the opportunity to offer their shareholders 24 hour, 7 day a week access to their account information, accessing the system either via telephone or computer, subject to normal interruptions of service.

C.	Shareholder Services: Shareholder telephone calls can be answered by UAS’s shareholder services department through 800 numbers that are unique to each fund family, during UAS’s normal business hours and subject to normal interruptions of service. Phone volumes and response times are continually monitored for quality assurance.

D.	Shareholder Recordkeeping: Maintains complete shareholder records for each fund including the following: (i) name, address and tax identification number; (ii) number of shares held; (iii) historical information including dividends paid and individual purchases and redemptions; and (iv) any systematic purchase or redemption instructions and correspondence relating to the current maintenance of the account.

E.	Purchase and Redemption Orders: UAS will process all purchase and redemption orders received from a fund’s shareholders in proper form and in accordance with the fund’s current prospectus. Confirmation statements are produced for each transaction and promptly mailed to shareholders. Daily transaction reports and share proofs are made available to all necessary parties via electronic medium.

F.	Telephone Orders: Process redemption, exchange and transfer requests upon telephone instructions from qualified shareholders, subject to normal interruptions of service. UAS will redeem and/or transfer fund shares from any account for which such services have been properly authorized.

G.	Shareholder Correspondence: Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

H.	NSCC Fund/Serv and Networking: Support of the processing of shareholder transactions, commissions, and other functionality as may be offered through NSCC as an optional and additional transfer agency service.

I.	Asset Allocation Program Support: Provide rebalancing, asset allocation models and performance measurement as an optional and additional transfer agency service, for certain types of asset allocation and/or wrap programs.

J.	12(b)-1 Processing and Payment: Calculated applicable 12(b)-1 trails and provide payment services to qualifying institutions.

K.	Dissemination of Fund Net Asset Value (NAV) Information To NASDAQ: upon timely receipt from the fund accountant, UAS will disseminate NAV information for the American Pension Investors Trust to NASDAQ. The American Pension Investors Trust will, from time to time, provide any supplemental materials and information needed by UAS to perform its duties.

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EXHIBIT C

to

Mutual Fund Services Agreement

General Description of the UAS AML Program Services

The following is a general description of the UAS AML Program services UAS shall provide to the Fund:

I.	General Description

A. Customer Identification. Verify shareholder identity upon opening new accounts, consistent with the UAS AML Program, and perform such other checks and verifications as are specified in UAS’s Customer Identification Program (which is a component of the UAS AML Program).

B. Purchase Transactions. UAS shall reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the UAS AML Program, subject to the provisions of any additional agreement between the Fund and UAS regarding special liability checks and other remittances.

C. Monitoring and Reporting. Monitoring shareholder transactions and identifying and reporting suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the Securities and Exchange Commission, the U.S. Treasury Department, the Internal Revenue Service, and other appropriate authorities, in each case consistent with the UAS AML Program.

D. Frozen Accounts. UAS shall place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the UAS AML Program.

E. Maintenance of Records. Maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the UAS AML Program, and make the same available for inspection by (1) the Funds’ compliance officer, (2) any auditor of the Funds, (3) regulatory or law enforcement authorities, and (4) those other persons specified in the UAS AML Program.

F. Other Services. UAS shall apply all other policies and procedures of the UAS AML Program to the Fund.

G. Maintenance of the UAS AML Program. UAS shall maintain and modify the UAS AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the Applicable AML Laws. Upon request by the Fund, UAS shall make available its compliance personnel to the Fund and the Fund’s counsel to discuss amendments to the UAS AML Program that the Fund or its counsel believes are necessary to keep such program in compliance with Applicable AML Laws. Changes to UAS’s AML Program or special procedures may be implemented, at UAS’s sole discretion, for an additional fee to be agreed upon. The Fund may cancel its participation in the UAS AML Program at any time, and no further fees to UAS in respect of such program shall accrue after the date of cancellation.

H. Annual Certification. On an annual basis during the term of this Agreement, UAS will certify to the Fund’s Board of Trustees that it has implemented the UAS AML Program and that it will continue to perform the specific requirements of the UAS AML Program in accordance with the terms of this Agreement.

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EXHIBIT D

to

Mutual Fund Services Agreement

TRANSFER AGENCY FEE SCHEDULE

The prices contained herein are effective for twelve months from the execution date of the Mutual Fund Services Agreement.

I New Fund Start-Up/Existing Fund Conversion Fee

• New fund establishment; manual conversion	- $1,500 per portfolio.

• Electronic conversion	- $1.50 per shareholder account with $4,000 minimum fee per trust.

II Standard Base Fees for Standard Base Services

The Base Fee1,2 is $18.00 for money market funds and $15.00 for equity/bond funds per active Shareholder Account per year with a minimum fee of $15,0003,4 per initial portfolio and/or share class per year plus $9,000 per year for each additional share class. An Active Shareholder Account is any Shareholder Account existing on Transfer Agent’s computerized files with a non-zero Share balance. There is a $2.50 per account per year charge for any account with a zero share balance for the current month, as determined on the last day of each month. The base fee will be billed on a monthly basis.

1 Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, form design and printing, statement and confirmation production, tax form production and mailing, paper and envelope design and printing, postage and handling, shipping, bank fees, NSCC charges, record storage, telephone charges, DST FanMail/VISION, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

2 The Base Fee of $18.00 for money market funds and $15.00 for equity/bonds funds per active Shareholder Account per year with a minimum fee of $15,000 per initial portfolio and/or share class per year plus $9,000 per year for each additional share class is reduced to $15.00 for money market funds and $12.00 for equity/bonds fund per Shareholder Account in excess of 10,000 total Shareholder Accounts.

3 The minimum annual fee of $15,000 is reduced to $7,500 for use of the Liquid Green Account as a money market exchanges option for shareholders of American Pension Investors Trust.

4 The base fee minimum for the Yorktown Small-Cap Fund and the Yorktown Mid-Cap Fund is reduced by 100% for the first six months and 50% for the next six months after inception of the two funds.

UAS will provide lost account search services in connection of SEC Rules 17Ad-17 and 17a-24 at a cost of $2.50 per account searched. These “Electronic Data Search Services” will be performed on a semi-annual basis. This service will apply to only Active Shareholder Accounts maintained on the transfer agency system coded as RPO accounts.

In addition to the above fees, there will be a $200.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.

III Standard Services Provided

•	Open new accounts

•	Maintain Shareholder accounts, including:

•	Change addresses

•	Prepare daily reports on number of Shares, accounts

•	Prepare Shareholder federal tax forms

•	Withhold taxes on U.S. residents

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•	Reply to Shareholder calls and correspondence other than that for Fund information and related inquiries

•	Process purchase of Shares

•	Process partial and complete redemptions

•	Process regular and legal transfer of accounts

•	Process dividends and distributions

•	Confirm all transactions as provided by the terms of each Shareholder’s account

•	Provide a system which will enable Fund to monitor the total number of Shares sold in each state. System has capability to halt sales and warn of potential oversell. (Blue Sky Reports)

•	Determine/Identify lost Shareholder accounts

•	Operate UAS’s AML/CIP program

IV Standard Reports Available

• 12b-1 Disbursement Report	• Holdings by Account Type

• 12b-1 Disbursement Summary	• Posting Details

• Dealer Commission Report	• Posting Summary

• Dealer Commission Summary Report	• Settlement Summary

• Exchange Activity Report	• Tax Register

• Fees Paid Summary Report	• Transactions Journal

• Fund Accrual Details

V NSCC Interfaces

• Fund/Serv and/or Networking set-up-	- $1,000peroccurrence

• Fund/Serv processing	- $250 per month per trust

• Commserv processing	- $250 per month per trust

• Networking processing	- $250 per month per trust

• Fund/Serv transactions	- $0.35 per trade

• Direct Networking expenses:

• Monthly dividend fund	- $0.025 per item

• Non-monthly dividend fund	- $0.015 per item

VI Anti-Money Laundering – Customer Identification Program

• $3.00 per non-exempt shareholder account (as stated in Section 326 of the USA Patriot Act) submitted to UAS’s AML/CIP vendor at account opening, plus;

• $3.00 per non-exempt shareholder annually thereafter

VII Additional Fees for Services Outside the Standard Base

• Dissemination of NAV Information To NASDAQ	- $625 per month

• Interactive Voice Response System Set-up	- Pass through

• Archiving of old records/storage of aged records	- Pass through

• Off-line Shareholder research-	- $25 per hour(Billed to customer account)

• Check copies	- $3 each (Billed to customer account)

• Statement copies	- $5 each (Billed to customer account)

• Mailing of semi-annual and annual reports	- ExternalVendor - Pass through

• Mailing of semi-annual and annual reports	- InternalMailing - $1.00 per item

• Mutual Fund fulfillment/prospect file maintenance	- $1.00 per item

• Shareholder communications charges (Faxes)	- Pass through

• Dial-up access to TA’s computer system	- Pass through

• Shareholder labels/ files for mailings	- $.05 each ($100 minimum)

• AD-HOC REPORTWRITER Report Generation	- $75.00 per report

• Bank Reconciliation Service	- $50.00 monthly maintenance fee per bank account

• Systems Programming Labor Charges:	- $1.50 per bank item

• Programmers or Consultants	- $125.00 per hour

• Officers	- $150.00 per hour

• Proxy Processing	- Negotiable

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VIII Internet Services

Using virtually any standard home or business computer that has Internet access, shareholders will be able to view current balances for each of their accounts. Additionally, they will also be able to view historical account transactions based on a user entered date range. The system contains 128-bit encryption technology, and other security enhancements.

Standard Fee Schedule

Number of Fund Accounts*	Monthly Price W/O Transactions	Monthly Price With Transactions
0 – 1,500	$400	$500
1,501 – 3,000	$500	$625
3,001 – 5,000	$600	$750
5,001 – 10,000	$750	$937.50
10,001 – 15,000	$1000	$1,250
15,001 and up	$1000 plus $0.05 per account over 15,000	$1,250 plus $0.0625 per account over 15,000

*	Accounts are defined as an account with a “non-zero” account balance.

The Standard pages include the name of the Fund Family and the Fund logo. Design of the standard page is subject to change. Development of customized web pages will be in addition to the above fee schedule and will be billed at the standard hourly programming rate applicable at the time of the programming request. Prices subject to change with 60 days notification.

Optional Charges:

- Management of a custom “My Account” site	$100 per month plus the Standard Fee

- Set up fee to link standard “My Account” system to existing website. Includes adding fund logo.	No charge

- Electronic Statements set-up fee	Fees range from $1,500 to $5,000 depending on the statement layout

- Electronic statement creation, delivery and tracking	$0.25 per statement

- Electronic delivery and tracking of financial statements and prospectuses to existing shareholders	$500.00 per instance, plus $0.25 per electronic delivery

- Institutional/Broker-Dealer “My Account” system	Standard “My Account” system fees plus $200 per month. This fee includes processing and setup of all login ID’s.

-Basic Web Hosting	$17.50 per month billed quarterly for 10 megabytes of storage and 2 gigabytes of transfer.

-Web Site Compliance Staging	Fees starting at $25.00 per month, plus $10 per staging incident (This does not include any charges from the Fund Administrator for reviewing the site. Those charges are billed directly by the Administrating B/D).

- Customized programming	Billed at $150.00 per hour

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MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

between

AMERICAN PENSION INVESTOS TRUST

and

ULTIMUS ASSET SERVICES, LLC

[    ], 2016

Exhibit A – Portfolio Listing

Exhibit B – General Description of Fund Accounting Services

Exhibit C – General Description of Fund Administration Services

Exhibit D – Fees and Expenses

Ultimus Asset Services, LLC	[ ]/2016	- 1

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of [], 2016 (“Effective Date”), between American Pension Investors Trust, a Massachusetts business trust (the “Trust”) and Ultimus Asset Services, LLC, an Ohio limited liability company (“UUAS”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain UAS to provide certain fund accounting and administration services (the “Services”) with respect to a certain series of the Trust, as listed on Exhibit A (the “Fund”) and UAS is willing to furnish such Services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment.

The Trust hereby appoints UAS as fund accountant and administrator for the Trust on the terms and conditions set forth in this agreement (“Agreement”), and UAS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of UAS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against UAS hereunder. UAS will notify the Trust prior to using any agents or subcontractors.

Section 2. Representations and Warranties of UAS.

UAS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by UAS in accordance with all requisite action and constitutes a valid and legally binding obligation of UAS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c) It has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(e) It has commercially reasonable business continuity plans and will follow such plans to the extent necessary.

(f) It will provide the Trust with copies of any SOC 1 reports or the equivalent concerning its business.

Ultimus Asset Services, LLC	[ ]/2016	- 2

Section 3. Representations and Warranties of the Trust.

The Trust hereby represents and warrants to UAS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Section 4. Delivery of Documents and Other Materials.

(a) The Trust will promptly furnish to UAS such copies, properly certified or authenticated, of contracts, documents and other related information that UAS may request to properly discharge its duties. Such documents may include, but are not limited to, resolutions of the Board authorizing the appointment of UAS to provide certain fund accounting and administration services to the Trust and the Funds and approving this Agreement; and such other agreements and documents relating to the Trust and the Funds not easily accessible through a public website.

(b) The Trust shall cause to be turned over to UAS copies of all records of, and supporting documentation relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Funds and matters relating to the Services hereunder, together with such other records relating to such Funds and matters as requested by UAS and as may be helpful or necessary to UAS’s delivery of Services hereunder. On an ongoing basis, the Trust, through the Adviser or sub-adviser to a Fund, shall cause to be turned over to UAS all trade tickets and other documents evidencing transactions made on behalf of the Funds as and when made.

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Section 5. Services Provided by UAS.

(a) UAS will provide the following Services subject to the direction and supervision of the Trust’s Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions and policies implemented by the Board:

(i)	Fund Accounting Services, as described on Exhibit B to this Agreement.

(ii)	Fund Administration Services, as described on Exhibit C to this Agreement.

(b) UAS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. UAS agrees that all such records prepared or maintained by UAS relating to the services to be performed by UAS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

Section 6. Fees, Expenses, Expense Reimbursement.

(a) Fee Schedule. The Trust will pay all fees, expenses, charges and obligations reasonably incurred from time to time in relation to the Services in accordance with the terms of Exhibit D, and as may be agreed to from time to time by the parties, together with any other amounts payable to UAS under this Agreement. For the avoidance of doubt, UAS will not be responsible for the fees or expenses of, and the Funds will reimburse UAS for any advances or payments made by UAS for the benefit of the Funds incident to the proper performance of the Services to, any investment adviser, custodian, non-discretionary subcontractor, intermediary or any other person listed or described in Exhibit D.

(b) Taxes. UAS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any of the Funds’ Customers, excluding taxes, if any, assessed against UAS related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in Exhibit D (if any).

(c) Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to UAS’s other rights, UAS reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7. Proprietary and Confidential Information.

(a) UAS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of UAS’s responsibilities, rights and duties hereunder. UAS may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of UAS’s responsibilities, duties and rights hereunder, when UAS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

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(b) UAS may, from time to time, maintain or otherwise possess “consumer report information” in connection with the provision of Services under this Agreement, and UAS may, from time to time, dispose of such “consumer report information” in connection with the provision of Services under this Agreement. To the extent that UAS disposes of “consumer report information,” UAS shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information,” as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

(c) UAS acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”). UAS agrees: (i) not to disclose or use such information except as required to carry out UAS’s duties under this Agreement or as otherwise provided hereunder or by the Privacy Laws, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

Section 8. Scope of Responsibility.

(a) Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, (i) UAS will not be liable to the Trust for any damages or losses save for those resulting from the willful default, fraud or negligence of UAS as a result of the performance or non-performance by UAS of its obligations and duties hereunder, and (ii) UAS’s liability will be subject to the limitations set forth in this Agreement.

(b) Limitations on Liability.

(i)	UAS is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits. UAS will have no implied duties or obligations. Each Party shall mitigate damages for which the other party may become responsible hereunder.

(ii)	UAS shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from the Fund, and shall be without liability for any loss or damage suffered by the Fund or any of the Fund’s customers as a result of UAS’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, UAS shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	UAS shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide UAS with any information requested by UAS.

(iv)	UAS is not responsible for the acts, omissions, defaults or insolvency of any third party other than its agents or subcontractors, including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

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(v)	UAS shall have no responsibility for the management of the investments or any other assets of the Trust or its customers. Further, UAS shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in a prospectus or statement of additional information of the Trust other than those misstatements or omissions in the prospectus or statement of additional information directly caused by UAS.

(vi)	UAS shall not be liable for ensuring compliance by the Fund with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Fund.

(vii)	The Trust acknowledges that UAS does not provide valuations with respect to the Fund’s securities, products or services, does not verify any valuations provided to it by the Fund or any other person, and does not verify the existence of the Fund’s assets, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Fund or another third party, and UAS shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

(viii)	UAS will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by UAS.

(ix)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, UAS HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. UAS DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT.

(x)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of UAS to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to UAS under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred; provided that if such date is during the first twelve (12) months of this Agreement, then UAS’s cumulative liability shall not exceed the total amount of compensation paid or payable by the Trust to UAS under this Agreement during the first twelve (12) months of this Agreement; and further provided that the foregoing shall not apply to any liability arising as a result of the willful default, fraud or negligence of UAS.

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(c)	MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

EXCEPT FOR ANY LIQUIDATED DAMAGES AGREED BY THE PARTIES RELATED TO AN UNEXCUSED TERMINATION OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

Section 9. Indemnity.

(a) Indemnity by the Trust. The Trust will indemnify UAS, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by UAS or such person in any action or proceeding between UAS and the Trust or between UAS and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against UAS in connection with or arising out of the following:

(i)	This Agreement, except any Loss resulting from the willful default, fraud or negligence of UAS, in each case in connection with the Services;

(ii)	Any alleged untrue statement of a material fact contained in any prospectus or offering document of a Fund or arising out of or based upon any alleged omission to state a material fact required to be stated in any prospectus or offering document or necessary to make the statements in any prospectus or offering document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund by UAS specifically for use in the prospectus or offering document;

(iii)	Any act or omission of a Fund whose instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, but excluding any data prepared by UAS or its agents or subcontractors, UAS must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by UAS to have been duly authorized by a Fund or an authorized person of a Fund;

(b) UAS will indemnify the Trust and its officers, directors, employees and representatives (each, a “Trust Indemnitee”) for, and will defend and hold each Trust Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) imposed on, incurred by, or asserted against the Trust resulting from UAS’s willful default, fraud or negligence except any loss resulting from the willful default, fraud or negligence of the Trust.

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(c) Notification, Participation, and Indemnitor Consent. Upon the assertion of a claim for which one party may be required to indemnify any Indemnitee or Trust Indemnitee, the Indemnitee or Trust Indemnitee must promptly notify the indemnifying party of such assertion, and will keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party will have the option to participate with the Indemnitee or Trust Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee or Trust Indemnitee. Should the indemnifying party assume the defense of such claim, the indemnifying party shall not be responsible for any legal fees incurred by Indemnitee or Trust Indemnitee after such assumption. The Indemnitee or Trust Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; in the event the Indemnitee or Trust Indemnitee has not secured such consent the indemnifying party will have no obligation to indemnify the Indemnitee or Trust Indemnitee.

Section 10. Term. This Agreement shall become effective on the date first herein above written, and shall continue in effect for a term of 2 years, unless terminated (a) by the Fund upon a Board-mandated liquidation of a Fund in which event termination will be upon no less than 30 days’ prior written notice, or (b) by either party for “cause”, as described below. This Agreement will automatically renew for additional 1 year terms (“Rollover Periods”), unless terminated by either party upon written notice given at least 90 days prior to the expiration of the then current term. The fees set forth in Exhibit D shall remain in effect during the term of this Agreement, unless modified in writing by mutual agreement of the parties. UAS reserves the right to modify the fees payable by the Fund under this Agreement for any Rollover Period by providing to the Fund a revised Exhibit D at least 120 days prior to the expiration of the then current term. Such revised Exhibit D shall be effective at the beginning of the subsequent Rollover Period of the Agreement, and shall remain in effect during such Rollover Period, unless modified as described above.

This Agreement may be terminated without penalty during the Initial Term or any Rollover Period by either Party for “cause” (as defined below) upon the provision of 60 days’ advance written notice by the party alleging cause.

For purposes of this Agreement, “cause” shall mean:

(i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party;

(ii) an act or omission of a party to this Agreement involving gross negligence, willful malfeasance or intentional wrongdoing;

(iii) a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;

(iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors;

(v) an action taken against UAS by the Securities and Exchange Commission (the “SEC”), or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act directly impacts UAS’s ability to service the Funds pursuant to this agreement; or

(vi) an action taken against the Trust or Funds by the SEC, or other governmental or self-regulatory body for an action or a failure to perform an act when such action or failure to act impacts UAS’s ability to service the Trust or other UAS customers.

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Except as set forth in this Section 10, no other event (including any purported or actual breach) shall result in termination of this Agreement, and the date of termination shall be the last day of the current term or Rollover Period that expires following appropriate notice. On the date of termination the Fund shall pay to UAS all fees, compensation and other charges as shall be accrued or due (or would accrue and become due) under the terms of this Agreement through the last day of the current term or Rollover Period that expires following appropriate notice. In the event the Fund ceases operations prior to the termination date, or in the event that UAS, at the request of the Fund, ceases providing services to a the Fund prior to the termination date, the fees due at termination with respect to the Fund shall be computed based on the average monthly fee paid by the Fund during the six month period prior to the termination date; notwithstanding the foregoing, the Fund shall be obligated to pay fees for the remaining portion of the then applicable term. UAS shall cease providing services to the Fund upon the date of termination, except as otherwise provided in this Section 10.

On the date of termination the Fund, on behalf of the Fund, agrees to pay, in addition to the amounts described above, reasonable fees and expenses incurred by UAS in converting the Fund to a new service provider or terminating the Fund. Such fees shall include compensation for time spent by personnel of UAS, and shall include but not be limited to, retrieving, compiling, and moving books, records and materials to the Fund or the successor Fund service provider, conversion tape set-up fees, test conversion preparation and processing fees and final conversion fees, the closing of UAS’s records (and/or providing services related to the Fund’s liquidation or other transaction), and other services related to termination of UAS’s services. One half of the amount of such fees shall be due upon notice termination. Payment of the remainder shall be due simultaneous with the transfer of all Fund Information to the Fund or to the successor Fund service provider(s). Such termination/conversion fees and expenses shall not be subject to any setoffs of any nature and shall be mutually agreed upon in writing before UAS commences its termination/conversion services.

On the date of termination and upon payment of all amounts due and payable under this Agreement without setoff, UAS agrees to provide the Fund with the complete fund accounting records in its possession and to assist the Fund in the orderly transfer of the Fund’s accounts and records. Without limiting the generality of the foregoing, subject to the preceding sentence, UAS agrees upon termination of this Agreement:

(a) to deliver to the Fund or the Fund’s successor Fund service provider(s), computer media containing the Fund’s accounts and records together with such record layouts and additional information as may reasonably be necessary to enable the successor mutual fund service provider(s) to utilize the information therein;

(b) to reasonably cooperate with the successor Fund service provider(s) in the interpretation of the Fund’s account and records;

(c) to forward all shareholder calls, mail and correspondence to the new Fund service provider(s) upon de-conversion; and

(d) to act in good faith to make the conversion or termination as smooth as possible for the successor Fund service provider(s) and the Fund.

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Section 11. Notices.

(a) Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

American Pension Investors Trust

2303 Yorktown Avenue

Lynchburg, Virginia 24501

Attention:

(ii)	If to UAS, to:

Ultimus Asset Services, LLC

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 44246

Attention: President

(b) Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 12. Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that UAS may make such assignment or transfer to a branch, subsidiary or affiliate.

Section 13. Arbitration.

Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Indianapolis, Indiana in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14. Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

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Section 15. Force Majeure.

UAS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party other than UAS’s agents or subcontractors, or any similar cause beyond the reasonable control of UAS, failures or fluctuations in telecommunications or other equipment, nor shall any such failure or delay give the Trust the right to terminate this Agreement unless any Force Majeure event exceeds thirty (30) days, in which case the Trust may immediately terminate this Agreement by written notice to UAS.

Section 16. Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 17. Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

Section 18. Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20. No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21. Entire Agreement; Governing Law.

This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Ohio, without reference to conflict of law principles.

Section 22. Survival.

The provisions of Sections 5(b) and 7-9 of this Agreement shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

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AMERICAN PENSION INVESTORS TRUST

By:

Print Name:

Title:

ULTIMUS ASSET SERVICES, LLC

By:

Print Name:

Title:

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EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Yorktown Small-Cap Fund

Yorktown Mid-Cap Fund

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EXHIBIT B

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

UAS shall provide the following accounting services to the Trust and/or to each of the Funds listed on Exhibit A:

•	Maintain portfolio records on a trade date + 1 basis using security trade information communicated by the Fund’s investment adviser.

•	For each valuation date, obtain prices from a pricing source approved by the Trust’s Board of Trustees (the “Board”) and apply those prices to the portfolio positions.

•	Account for dividends, interest and corporate actions received by the Fund.

•	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

•	Reconcile cash of the Fund with the Fund’s custodian.

•	Reconcile portfolio holdings of the Fund with the Fund’s custodian.

•	Reconcile capital stock of the Fund with the Fund’s transfer agent.

•	Assist the Fund’s administrator in the preparation of the Fund or each Fund class, as applicable, expense projections and establishment of daily accruals.

•	Process and record payments for Fund or each Fund class, as applicable, expenses upon receipt of written authorization.

•	Account for Fund or each Fund class, as applicable, share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund or Fund class share activity as reported by the Fund’s transfer agent on a timely basis.

•	Determine net investment income for the Fund or each Fund class, as applicable, as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

•	Maintain the books and records and accounting controls for the Fund’s assets.

•	Determine the net asset value of the Fund or each Fund class, as applicable, according to the accounting policies and procedures set forth in the Fund’s current prospectus.

•	For each day the market is open calculate per share net asset value, per share net earnings, and other per share amounts reflective of the Fund operations for the Fund or each Fund class, as applicable.

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•	Communicate the daily net asset value and per share distributions to the Fund’s investment adviser, transfer agent, and (once the Fund meets eligibility requirements) transmit to NASDAQ and to such other entities as directed by the Trust.

•	Produce transaction data, financial reports, and such other periodic and special reports as necessary for regulatory filings or as the Board, auditors or regulators may reasonably request.

•	Maintain tax lot detail for the Fund’s investment portfolio.

•	Calculate taxable gain/loss on a security sale using the tax lot relief method specified by the Fund’s investment adviser.

•	In conjunction with the Fund’s administrator, provide the necessary reports and information deemed necessary to calculate the annual dividend and capital gains distribution in accordance with the policies and procedures detailed in the Fund’s prospectus.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder. To the extent the Accountant agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with the Accountant and to provide the Accountant, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

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EXHIBIT C

to

Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees (the “Board”) and utilizing information provided by the Trust and its agents, the Administrator will provide the following administrative services to the Trust and/or to the Fund listed on Exhibit A:

I. Financial and Tax Reporting

•	Prepare agreed upon management reports and Board materials such as unaudited financial statements, distribution summaries, and deviations of mark-to-market valuation and the amortized cost for money market funds.

•	Calculate and report Fund or Fund class, as applicable, performance to outside services as directed by Trust management.

•	Compile data for and prepare, with respect to the Fund, timely notices to the U.S. Securities and Exchange Commission (the “SEC”) required pursuant to Rule 24f-2 under the 1940 Act and Semi-Annual Reports on Form N-SAR .

•	Compile data for and prepare, with respect to the Funds, Form N-Q required pursuant to Rule 30b1-5 under the 1940 Act.

•	Prepare the financial statements for the Annual and Semi-Annual Reports required pursuant to Section 30(e) under the 1940 Act, subject to the review and approval of the Trust and the Trust’s independent accountants.

•	Provide financial and Fund performance information for inclusion in the Registration Statement for the Trust (on Form N-1A or any replacement therefore) and any amendments or supplements thereto, subject to the review of Trust counsel.

•	UAS will estimate organizational costs and expenses and monitor against actual allocations to new Funds or new Fund classes.

•	Coordinate the printing of the Funds’ Semi-Annual and Annual Reports to Shareholders and Prospectus.

•	Coordinate the preparation and filing of all required Fund filings with the SEC.

•	Provide financial information for Fund proxy statements.

•	Assist in the preparation (for execution by the Trust) and filing of all federal income and excise tax returns and state income tax returns (and such other required tax filings as may be agreed to by the parties) other than those required to be made by the Trust’s custodian or transfer agent, subject to the review and approval of the Trust and the Trust’s independent accountants.

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•	Assist in preparing and compiling exhibits and disclosures for Form N-CSR as requested by the adviser, in compliance with the Sarbanes-Oxley Act.

•	Assist with the coordination, communications and data collection with regard to yearly audits by independent accountants.

•	Determine and periodically monitor each Fund’s income and expense accruals and cause all appropriate expenses to be paid from Fund assets on proper authorization from the Trust.

II. Compliance Services

A. Description of Compliance Support Services

UAS shall provide the following Compliance Support Services to the Trust and/or to the Fund listed on Exhibit A:

•	UAS will develop and maintain written policies and procedures with respect to the services provided by UAS under this Mutual Fund Services Agreement which are reasonably designed to prevent the Trust from violating provisions of Applicable Law (defined as federal securities laws applicable to the Trust and as required by Rule 38a-1 under the 1940 Act), (the “UAS 38a-1 Program”). UAS will provide support to CCO of the Trust by providing quarterly and annual certifications of its compliance with the UAS 38a-1 Program, including that UAS has implemented and monitored such policies and procedures and reported all pertinent information to an appropriate officer of the Trust and that it will continue to perform the specific requirements of the UAS 38a-1 Program in accordance with the terms of this Agreement. Certifications include, but are not limited to, Rule 38a-1, anti-money laundering, identity theft, quarterly portfolio compliance, market timing and late trading.

•	UAS will provide automated daily or monthly post-trade portfolio compliance monitoring to test compliance by the Fund with (i) the investment objective and certain policies and restrictions as disclosed in the Fund’s Prospectus and the Statement of Additional Information, (ii) certain SEC rules and regulations, and (iii) certain requirements of the Internal Revenue Code. This service includes system set up, monitoring, and violations reporting to the CCO of the Trust and/or Chief Compliance Officers of the respective investment adviser.

III. Regulatory Affairs and Corporate Governance

•	UAS will obtain Tax Identification Number (“TIN”), CUSIP number and NASDAQ symbol for new Funds or Fund classes.

•	UAS will coordinate Fund/Fund class name changes, liquidations or mergers with the CUSIP Bureau and NASDAQ, when applicable.

•	UAS will collect data and provide to a Fund investment adviser/sub-adviser or to the Trust for regulatory inquiries and examinations.

•	UAS will coordinate proxy solicitation process with designated proxy vendors; and file proxy materials with the SEC.

Ultimus Asset Services, LLC	[ ]/2016	- 17

•	UAS will prepare, coordinate and disseminate materials for all Board and Committee meetings, including agenda, Board books, either electronic or otherwise, resolutions and supplemental materials.

•	UAS will coordinate and disseminate Board written consents; monitor and record the receipt of Trustee votes; communicate results to the appropriate parties.

•	UAS will attend and draft minutes for scheduled Disclosure Controls Procedures (DCP) meetings.

•	UAS will maintain Board compliance calendar; ensure the appropriate Trust, advisory and service provider agreement renewals are presented to the Board timely.

•	UAS will assist Trust counsel with the facilitation of the investment management agreement renewal process, including peer group comparison reports (the fees for which are allocated to the Trust).

•	UAS will manage production schedules for Board meetings and regulatory filings.

•	UAS will maintain Board meeting follow-up lists; coordinate status report meetings and track completion statuses.

•	UAS will update and disseminate list of authorized signers to the appropriate service providers.

•	UAS will coordinate execution and retention of approved Trust agreements.

•	Coordinate gathering of proxy voting information pertaining to proxy votes on Fund holdings and coordinate the drafting and filing of the Funds’ proxy voting records (as approved by the Funds’ investment adviser) on Form N-PX.

•	The Administrator can provide additional services to the Trust, any Trust investment adviser/sub-adviser and/or to each of the Funds listed on Exhibit A upon request. These services are considered out-of-scope and can be provided at an additional cost, which would be negotiated before the services are rendered. These duties include:

•	Preparing and filing with the SEC exemptive relief orders, subject to the review of Trust counsel.

•	Drafting proxy materials.

•	Preparing ad-hoc industry reports using proprietary software.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties.

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EXHIBIT D

to

Mutual Fund Services Agreement

Fees and Expenses

FUND ACCOUNTING & FUND ADMINISTRATION FEE SCHEDULE

This pricing proposal is subject to change based upon further review of the service requirements.

Additional services not contemplated in this schedule will be negotiated on a case-by-case basis.

I. Fees (as defined in the General Description of Fund Accounting & Fund Administration Services) [1][2][3]

Base fee per Fund per year of $30,000 ($2,500 per month) for one class of shares. For each additional class of shares the base fee is increased by $5,000.

In addition to the base fee, an asset based annualized fee (that is computed daily and paid monthly) of:

Annual Basis Point Fees

0.01% for the first $500 million in average net assets of each Fund;

0.005% over $500 million in average net assets of each Fund;

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: printing, postage and handling, shipping, record storage, Blue Sky state registration fees, edgarizing, regulatory filing fees, special reports, proxies, insurance, auditing fees, legal fees, bank fees, federal and state regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis

[2]	Annual minimum fees are subject to a cost of living adjustment of 3% per year based on the prior year’s annual minimum fee.

[3]	Fees are subject to change depending upon the use of derivatives – (option, futures, short sales, etc.) and International/Global Funds.

II. Pricing and Capital Changes

Security pricing fees are detailed in Appendix A

Ultimus Asset Services, LLC	[ ]/2016	- 19

Please initial each of the pages of these fee schedules and sign below. Your signature indicates acceptance of the fee schedules for Fund Accounting and Fund Administration Conversion/New Fund Setup services.

YORKTOWN MANAGEMENT & RESEARCH COMPANY, INC.	ULTIMUS ASSET SERVICES, LLC

By:	By:

Print Name:	Print Name:

Title:	Title:

Date:	Date:

Ultimus Asset Services, LLC	[ ]/2016	- 20

APPENDIX A – SECURITY PRICING FEES

Security Pricing Fees

ABS	$1.28	Hard-to-Value issues (HTV’s)	$3.00
Adjustable Rate Mortgage Backed Securities	$0.74	High Yield Corporate	$0.87
Agency Prices	$0.25	High Yield Securities	$0.87
ARMS	$0.80	International (Equities, ISMA)	$0.57
Canadian Bonds	$0.10	International (Bond Evaluations)	$1.10
CLOs	5.00 each with a $100 monthly minimum per Security Identifier	IO Inverse	$2.50
CMOs	$0.86	MBS Bonds	$0.47
		MBS Factors* (Flat Fee)	$0.00
		MBS Factors (Per Item) (Cum)	$0.45
CMO Non-Agency Whole Loan ARMS	$1.08	Mortgage TBA’s	$0.25
CMO ARMS	$1.28	Municipal High Yield Bonds	$1.09
Commercial Mortgage Backed Securities	$2.17	Munis	$0.65
Corps/Govt Bonds/Money Mkt	$0.57	Options /Futures (Listed)	$0.10
Corps/Gov Bonds/MTN (Wkly Priced)	$0.57	Preferred Convertible	$1.10
Corporate Floaters	$0.50	SBAs	$0.65
CMBS	$2.00	Specified Pool Pricing	$0.25(1-1000)
Domestic Equities# (Daily Priced) Domestic Equities (Weekly Priced)	$0.10	Swaps (Credit Default)	$0.07(1000 +)
	$0.10		$1.60
DUS Pools	$0.50	Swaps (Interest Rate)	$0.30
Emerging Market Prices	$0.50	Treasury	$0.28
Floating Rate MTN	$0.51	Variable Rates	$1.16

Manual/Advisor Provided Pricing/Pricing Support

- $100 per month – up to 5 per day	- $200 per month – above 5 per day
- Pricing support–$75.00 per month per fund	(Bloomberg, MFQS, CCH, etc,)

Ultimus Asset Services, LLC	[ ]/2016	- 21